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                                                                                   Exhibit 12(d)

                                Entergy Mississippi, Inc.
                Computation of Ratios of Earnings to Fixed Charges and
          Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                             1994      1995      1996       1997      1998     1999
Fixed charges, as defined:
  Total Interest                                             $52,764   $51,635   $48,007   $45,274   $40,927   $38,840
  Interest applicable to rentals                               1,716     2,173     2,165     1,947     1,864     2,261
                                                             ---------------------------------------------------------

Total fixed charges, as defined                               54,480    53,808    50,172    47,221    42,791    41,101

Preferred dividends, as defined (a)                            9,447     9,004     7,610     5,123     4,878     4,878
                                                             ---------------------------------------------------------

Combined fixed charges and preferred dividends, as defined   $63,927   $62,812   $57,782   $52,344   $47,669   $45,979
                                                             =========================================================
Earnings as defined:

  Net Income                                                 $48,779   $68,667   $79,210   $66,661   $59,268   $41,588
  Add:
    Provision for income taxes:
    Total income taxes                                        12,476    34,877    41,107    26,744    28,031    17,537
    Fixed charges as above                                    54,480    53,808    50,172    47,221    42,791    41,101
                                                             ---------------------------------------------------------

Total earnings, as defined                                  $115,735  $157,352  $170,489  $140,626  $130,090  $100,226
                                                             =========================================================

Ratio of earnings to fixed charges, as defined                  2.12      2.92      3.40      2.98      3.04      2.44
                                                             =========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                1.81      2.51      2.95      2.69      2.73      2.18
                                                             =========================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.


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